Ex. 10.1

THE GOVERNMENT OF RAS AL KHAIMAH ACTING THROUGH THE INVESTMENT AND DEVELOPMENT OFFICE OF RAS AL KHAIMAH AND WYNN RESORTS, LIMITED AS GUARANTORS IN FAVOUR OF FIRST ABU DHABI BANK PJSC AS SECURITY AGENT
COMPLETION GUARANTEE RELATING TO A USD 175,000,000 TERM LOAN AND AED 8,171,312,500 TERM LOAN FACILITY AGREEMENT

CONTENTS
Clause	Page

1. Interpretation	2
2. Guarantee	5
3. Representations	7
4. Costs and Expenses	9
5. Provisions as to Guarantee and Indemnity	9
6. Right of the Security Agent	12
7. Suspense Account	12
8. Further Assurance	13
9. Changes to the Parties	13
10. Notices	13
11. Governing Law	15
12. Dispute Resolution	15
13. Severability	17
14. Counterparts	17
15. Non-Recourse Liability	17
16. Waiver of Immunity	18

- i-

THIS GUARANTEE (the "Guarantee") is made on 5 February 2025 by way of DEED between:
(1)    THE GOVERNMENT OF RAS AL KHAIMAH ACTING THROUGH THE INVESTMENT AND DEVELOPMENT OFFICE OF RAS AL KHAIMAH (the "RAK Guarantor"); and
(2)    WYNN RESORTS, LIMITED, a NASDAQ listed company incorporated in the State of Nevada whose principal executive office is at 3131 Las Vegas Blvd South, Las Vegas, NV 89109, USA (the "Wynn Guarantor" and, together with the RAK Guarantor, the "Guarantors");
in favour of:
(3)    FIRST ABU DHABI BANK PJSC for itself and as security agent for the other Secured Parties (the "Security Agent").
WHEREAS:
(A)    The Lenders have agreed to make available to the Borrower a term loan facility of USD 175,000,000 and a term loan facility of AED 8,171,312,500 to finance the development and operation of a luxury integrated resort comprising beachfront property, 1500+ rooms, a commercial gaming area, and other amenities including food and beverage, retail, and entertainment spaces to be developed on Al Marjan Island, Ras Al Khaimah, United Arab Emirates.
(B)    It is a condition precedent to each term loan facility being made available that the Guarantors enter into this Guarantee.
NOW THIS GUARANTEE WITNESSES as follows:
1.    INTERPRETATION
1.1    Terms defined
In this Guarantee:
"Applicable Acceleration Event" means that the Agent has served an Acceleration Notice to the Borrower (with a copy to the Security Agent) under the Facility Agreement as a result of an Event of Default occurring under:
(a)    Clause 25.12 (Suspension or Abandonment) of the Facility Agreement; and/or
(b)    Clause 25.13 (Practical Completion) of the Facility Agreement.
"Completion Guarantee Discharge Date" means the earliest of:
(a)    the date on which the Security Agent is satisfied that all Secured Liabilities have been irrevocably and unconditionally paid and discharged in full and the Commitments of each Lender are reduced to nil; and

(b)    the date of Practical Completion.
"Facility Agreement" means the facility agreement dated on or before the date hereof between, among others, Wynn Al Marjan Island FZ-LLC as the borrower, Abu Dhabi Commercial Bank PJSC and Deutsche Bank AG as initial mandated lead arrangers, bookrunners and underwriters, First Abu Dhabi Bank PJSC as agent, the Security Agent and the Lenders (all as defined therein).
"Finance Costs" means:
(a)    interest, commitment fees and other finance costs payable under any Finance Document (whether or not capitalised); and
(b)    scheduled payments to the Hedge Counterparty under any Hedging Agreement, excluding in all cases (for the avoidance of doubt) any repayment of any principal amount in respect of any Loan and any Hedging Termination Payments.
"Guaranteed Backstop Amount" means, at any time (without double-counting), the aggregate of:
(a)    the principal amount then outstanding under the terms of the Facility Agreement; and
(b)    the amount of all liabilities of the Borrower in respect of interest, hedging liabilities and all other amounts and expenses then due and payable in respect of the Finance Documents.
"Guaranteed Prepayment Amount" means each Guaranteed Prepayment CoC Amount, each Guaranteed Prepayment Downgrade Amount and each Guaranteed Prepayment Loss of Licence Amount.
"Guaranteed Prepayment CoC Amount" means, at any time, all amounts then due and payable pursuant to clause 7.2 (Change of Control Event) of the Facility Agreement.
"Guaranteed Prepayment Downgrade Amount" means, at any time, all amounts then due and payable pursuant to clause 7.3 (Sponsors' Credit Rating Downgrade) of the Facility Agreement.
"Guaranteed Prepayment Loss of Licence Amount" means, at any time, all amounts then due and payable pursuant to clause 7.4 (Loss of GCGRA Licence) of the Facility Agreement.
"Party" means a party to this Guarantee.
"Relevant Jurisdiction" means:
(a)    in respect of the RAK Guarantor, RAK; and

(b)    in respect of the Wynn Guarantor, the State of Nevada.
"UAE Civil Code" means the UAE Federal Law No. 5 of 1985 concerning the civil transactions law (as amended).
1.2    Terms defined in other Finance Documents
Unless defined in this Guarantee or in any notice given under or in connection with this Guarantee or the context otherwise requires, a term defined in the Facility Agreement or in any other Finance Document has the same meaning in this Guarantee or any notice given under or in connection with this Guarantee.
1.3    Construction
The provisions of clause 1.2 (Construction) of the Facility Agreement will apply as if incorporated in this Guarantee or in any notice given under or in connection with this Guarantee, as if all references in that Clause to the Facility Agreement were a reference to this Guarantee or such notice.
1.4    Application of provisions in Facility Agreement
Clauses 8.4 (Default interest), 10.6 (Break costs), 12 (Tax gross-up and indemnities), 14 (Other indemnities), 33 (Payment mechanics), 34 (Set-off), 36 (Calculations and certificates), 37 (Partial invalidity), 38 (Remedies and waivers) and 39 (Amendments and waivers) of the Facility Agreement are deemed to form part of this Guarantee as if expressly incorporated into it as if all references in such clauses to:
(a)    the Facility Agreement were a reference to this Guarantee;
(b)    a Borrower were a reference to each Guarantor; and
(c)    (in respect of clause 33.1 (Payments to the Agent) of the Facility Agreement only), the Agent were a reference to the Security Agent.
1.5    Third Party Rights
Unless expressly provided to the contrary in this Guarantee, a person who is not a party to this Guarantee has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Guarantee.
1.6    Indirect or consequential losses
Any loss, cost, expense or liability indemnified to a Secured Party under any Finance Document (including this Guarantee but excluding for the purposes of this Clause the indemnity given in Clause 2.6 to the extent it relates to any of Clause 2.1 to Clause 2.4) shall be limited to such actual loss, cost, expense or liability and shall exclude any opportunity costs, cost of funding, loss of profit (other than Finance Costs) or indirect or consequential losses.

2.    GUARANTEE
2.1    Completion and Cost Overrun guarantee
Subject to Clause 2.5 (Completion Guarantee Discharge Date) below, the Guarantors irrevocably and unconditionally jointly and severally:
(a)    guarantee to each Secured Party punctual performance by the Borrower of its obligations:
(i)    to ensure that Practical Completion takes place no later than the Required Completion Date; and
(ii)    to fund each Cost Overrun (as and when it is determined by the Agent following consultation with the LTA) and required to be funded in accordance with paragraph (b) of clause 23.5 (Project Costs) of the Facility Agreement; and
(b)    undertake with each Secured Party to provide within 10 Business Days of written demand by the Security Agent to the Capital Contributions Accounts:
(i)    sufficient funds to ensure that Practical Completion takes place no later than the Required Completion Date; and
(ii)    funds equal to any Cost Overrun (as and when it is determined by the Agent following consultation with the LTA) required to be funded in accordance with paragraph (b) of clause 23.5 (Project Costs) of the Facility Agreement, to the extent the Borrower has failed to fund (or procure the funding of) such Cost Overrun.
2.2    Finance Costs shortfall guarantee
Subject to Clause 2.5 (Completion Guarantee Discharge Date) below, the Guarantors irrevocably and unconditionally jointly and severally:
(a)    guarantee to each Secured Party punctual performance by the Borrower of its obligations to pay the Finance Costs when due under any Finance Document; and
(b)    undertake with each Secured Party that whenever the Borrower does not pay (or procure the payment of) the Finance Costs when due under or in connection with any Finance Document, it must within 10 Business Days of written demand by the Security Agent (on the instructions of any Secured Party), pay that amount as if it were the principal obligor.
2.3    Long Stop, Abandonment or Suspension Undertaking
Subject to Clause 2.5 (Completion Guarantee Discharge Date) below, the Guarantors irrevocably and unconditionally jointly and severally:

(a)    guarantee to each Secured Party punctual performance by the Borrower of its obligations to pay the Guaranteed Backstop Amount upon the occurrence of an Applicable Acceleration Event; and
(b)    undertake with each Secured Party that whenever the Borrower does not pay (or procure the payment of) the Guaranteed Backstop Amount upon the occurrence of an Applicable Acceleration Event, it must within 10 Business Days of written demand by the Security Agent (on the instructions of any Secured Party), pay that amount as if it were the principal obligor.
2.4    Mandatory Prepayment Events
Subject to Clause 2.5 (Completion Guarantee Discharge Date) below, the Guarantors irrevocably and unconditionally jointly and severally:
(a)    guarantee to each Secured Party punctual performance by the Borrower of its obligations to pay each Guaranteed Prepayment Amount; and
(b)    undertake with each Secured Party that whenever the Borrower does not pay (or procure the payment of) any Guaranteed Prepayment Amount, it must:
(i)    in respect of any Guaranteed Prepayment CoC Amount and any Guaranteed Prepayment Downgrade Amount, within 10 Business Days of written demand by the Security Agent (on the instructions of any Secured Party), pay that amount as if it were the principal obligor; and
(ii)    in respect of any Guaranteed Prepayment Loss of Licence Amount, within 10 Business Days of written demand by the Security Agent (on the instructions of any Secured Party) or, if later, on the date falling 180 days following the occurrence of the relevant Loss of Licence Event, pay that amount as if it were the principal obligor.
2.5    Completion Guarantee Discharge Date
The guarantees and undertakings referred to in Clauses 2.1 (Completion and Cost Overrun guarantee) to 2.4 (Mandatory Prepayment Events) (inclusive) above will terminate in full on the Completion Guarantee Discharge Date.
2.6    Indemnity
The Guarantors irrevocably and unconditionally jointly and severally agree with each Secured Party that if any obligation guaranteed or undertaken by the Guarantors under this Guarantee is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Secured Party within 10 Business Days of written demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it on the date when it would have been due. The amount payable by the Guarantors under this indemnity will not exceed the amount they would have had to pay under this Clause 2 if the amount claimed had been recoverable on the basis of a guarantee or undertaking.

2.7    Priority
To the extent that the same event or circumstance gives rise to a specific amount being recoverable from the Guarantors under Clause 2.1 (Completion and Cost Overrun Guarantee), Clause 2.2 (Finance Costs shortfall guarantee), Clause 2.3 (Long Stop, Abandonment or Suspension Undertaking) and/or 2.4 (Mandatory Prepayment Events) in accordance with their respective terms, the Security Agent may (without prejudice to any subsequent or concurrent claim) elect to make a demand under any one or more of those Clauses in its absolute discretion.
3.    REPRESENTATIONS
Each Guarantor makes the representations and warranties applicable to it as set out in this Clause 3 (Representations) to each Secured Party.
3.1    Status
(a)    The Wynn Guarantor is duly organized, incorporated and validly existing in good standing under the laws of its jurisdiction of incorporation.
(b)    The Guarantors have the power to own their assets and to carry on their business as it is being conducted.
3.2    Binding obligations
The obligations expressed to be assumed by the Guarantors in this Guarantee are, subject to the Legal Reservations, legal, valid, binding and enforceable in accordance with the terms thereof.
3.3    Non-conflict with other obligations
(a)    The execution of and the exercise of the rights and performance of the RAK Guarantor of, and the transactions contemplated by, this Guarantee do not and will not conflict with:
(i)    any law or regulation applicable to it; or
(ii)    any agreement or instrument binding upon it or any of its assets in any material respect or constitute a material default or termination event (however described) under any such agreement or instrument.
(b)    The entry into and performance by the Wynn Guarantor of, and the transactions contemplated by, this Guarantee do not and shall not conflict with:
(i)    any law or regulation applicable to it;
(ii)    its articles of incorporation or bylaws, as amended, or any other constitutional documents; or

(iii)    any agreement or instrument binding upon it or any of its assets in any material respect or constitute a material default or termination event (however described) under any such agreement or instrument.
3.4    Power and authority
The Guarantors have the power to enter into, perform and deliver, and have taken all necessary action to authorise their execution and performance and delivery of, this Guarantee and the transactions contemplated by this Guarantee.
3.5    Validity and admissibility in evidence
All acts, conditions and things required to be done, fulfilled and performed in order:
(a)    to enable the Guarantors lawfully to enter into, exercise their rights and comply with their obligations under, and the transactions contemplated by, this Guarantee; and
(b)    to make this Guarantee admissible in evidence in the Relevant Jurisdiction, have been done, fulfilled and performed.
3.6    Governing law and enforcement
Subject to the Legal Reservations:
(a)    the choice of English law as the governing law of this Guarantee will be recognised and enforced in each Relevant Jurisdiction;
(b)    any judgment or arbitral award (as applicable) obtained in relation to this Guarantee under and in accordance with the dispute resolution provisions of this Guarantee will be recognised and enforced in each Relevant Jurisdiction.
3.7    Deduction of Tax
(a)    The Wynn Guarantor is not required under the law of its jurisdiction of incorporation or under the laws of the United Arab Emirates in force at the date of this Guarantee to make any deduction or withholding for or on account of Tax from any payment it may make under this Guarantee.
(b)    Under the laws of the United Arab Emirates in force at the date of this Guarantee, the RAK Guarantor will not be required to make any deduction or withholding for or on account of Tax from any payment it may make under this Guarantee.
3.8    No filing or stamp taxes
Under the laws of each Relevant Jurisdiction in force at the date of this Guarantee, it is not necessary that this Guarantee be registered, filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp duty, registration or similar Taxes be paid on or in relation to this Guarantee.

3.9    Pari passu ranking
(a)    The payment obligations of the Wynn Guarantor under this Guarantee rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
(b)    The claims of the Security Agent against the RAK Guarantor under this Guarantee will rank at least pari passu with the claims of all its other unsecured creditors, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application.
3.10    Repetition
Each of the applicable representations and warranties set out in this Clause 3 (Representations) are made and thereafter deemed to be repeated by each Guarantor by reference to the facts and circumstances then subsisting on the date of this Guarantee and (excluding Clauses 3.7 (Deduction of tax) and 3.8 (No filing or stamp taxes)), on the date of each Utilisation Request, each Utilisation Date and the first day of each Interest Period.
4.    COSTS AND EXPENSES
To the extent not paid by the Borrower in accordance with the terms of the Facility Agreement, the Guarantors shall as soon as reasonably practicable on demand pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, this Guarantee and with any proceedings instituted by or against that Secured Party as a consequence of it entering into this Guarantee or enforcing those rights.
5.    PROVISIONS AS TO GUARANTEE AND INDEMNITY
5.1    Continuing guarantee
The obligations of each of the Guarantors under this Guarantee are continuing and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents to any Secured Party (or otherwise to fund a Cost Overrun or to ensure that Practical Completion takes place no later than the Required Completion Date), regardless of any intermediate payment or discharge in whole or in part.
5.2    Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each of the Guarantors under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

5.3    Waiver of defences
The obligations of each of the Guarantors under this Guarantee will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of their obligations under this Guarantee (without limitation and whether or not known to it or any Secured Party) including:
(a)    any time, waiver or consent granted to, or composition with, the Borrower or other person;
(b)    the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of the Borrower;
(c)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, preserve or maintain, take up or enforce, any rights against, or security over assets of or other guarantee in respect of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;
(d)    any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;
(e)    any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case however fundamental and of whatsoever nature and whether or not more onerous) or replacement of a Finance Document or any other document or security (including, without limitation, any change in the purpose of, any extension of, or any variation or increase in any facility or amount made available under any facility or the addition of any new facility under any Finance Document or other documents or security);
(f)    any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or
(g)    any insolvency, resolution or similar proceedings.
5.4    Guarantor intent
Without prejudice to the generality of Clause 5.3 (Waiver of Defences), each Guarantor expressly confirms that it intends that this Guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Transaction Documents and/or any facility or amount made available under any of the Transaction Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
5.5    Immediate recourse
Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from any of the Guarantors under this Guarantee. This waiver applies irrespective of any law or any provision of any document to the contrary.
5.6    Appropriations
Until the Completion Guarantee Discharge Date, each Secured Party (or any trustee or agent on its behalf) may:
(a)    refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantors shall not be entitled to the benefit of the same; and
(b)    hold in a suspense account any moneys received from any of the Guarantors or on account of any Guarantor's liability under this Guarantee.
5.7    Deferral of Guarantors' rights
Until the date on which the Security Agent is satisfied that all Secured Liabilities have been irrevocably and unconditionally paid and discharged in full and the Commitments of each Lender are reduced to nil and unless the Security Agent otherwise directs in writing, no Guarantor shall exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable or liability arising under this Guarantee:
(a)    to be indemnified by the Borrower;
(b)    to claim any contribution from any other guarantor of the Borrower's obligations under the Transaction Documents;
(c)    to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;
(d)    to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantors has given a guarantee, undertaking or indemnity under this Guarantee;
(e)    to exercise any right of set-off against the Borrower; and/or

(f)    to claim or prove as a creditor of the Borrower in competition with any Secured Party.
If any Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all the Secured Liabilities to be repaid in full, on trust for the Secured Parties and shall as soon as reasonably practicable pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with the Facility Agreement.
5.8    Additional security
This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.
5.9    Waiver of certain provisions of the UAE Civil Code
To the extent possible under the UAE Civil Code, each Guarantor agrees that the provisions of Articles 1080, 1089, 1092, 1101 and 1105 of the UAE Civil Code (to the extent that a court would hold these Articles to be applicable to its obligations under this Guarantee) shall not apply to this Guarantee and, insofar as Article 1092 of the UAE Civil Code is concerned, that no Secured Party shall be obliged to make any demand within the six-month period mentioned in that Article.
6.    RIGHTS OF THE SECURITY AGENT
6.1    Role of the Security Agent
The Security Agent has agreed to become a party to this Agreement for the better presentation and enforcement of its rights and the rights of the Secured Parties. The parties acknowledge that the Security Agent has been appointed as the security agent of and authorised to act on behalf of the Secured Parties pursuant to the Facility Agreement and will exercise its rights under this Agreement in accordance with the terms of the Facility Agreement. The rights, powers, authorities, duties, discretions and protections (including indemnities) given to the Security Agent under the Facility Agreement will apply to this Agreement.
6.2    Discretions
Any right which may be exercised or any determination which may be made under this Guarantee by the Security Agent may be exercised or made at its absolute and unfettered discretion.
7.    SUSPENSE ACCOUNT
All monies received, recovered or realised by a Secured Party under this Guarantee may, at the direction of the Security Agent, be credited to a suspense or impersonal account and may be held in such account for so long as the Security Agent thinks fit pending the application from time to time (as the Security Agent may think fit) of such monies in or towards the payment and discharge of the Secured Liabilities.

8.    FURTHER ASSURANCE
Each Guarantor agrees that it shall as soon as reasonably practicable, at the direction of the Security Agent (acting reasonably), execute and deliver at its own expense any document (executed as a deed or under hand as the Security Agent may direct in writing) and do any act or thing in order to confirm or establish the validity and enforceability of the guarantee and indemnity intended to be created by this Guarantee.
9.    CHANGES TO THE PARTIES
(a)    No Guarantor may assign any of its rights or transfer any of its rights or obligations under this Guarantee.
(b)    The Security Agent may assign any of its rights and transfer any of its rights or obligations under this Guarantee at any time to any person to whom it has transferred or assigned all or any of its rights and/or obligations under the Facility Agreement. The Guarantors' consent is not required for any such assignment or transfer by the Security Agent.
10.    NOTICES
10.1    Communications in writing
Any communication to be made under or in connection with this Guarantee shall be made in writing and, unless otherwise stated, may be made by letter.
10.2    Addresses
The address (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Guarantee for any communication or document to be made or delivered under or in connection with this Guarantee is that identified with its name in the execution pages to this Guarantee or any substitute address or department or officer as each Guarantor may notify to the Security Agent (or the Security Agent may notify to each Guarantor, if a change is made by the Security Agent) by not less than five (5) Business Days' notice.
10.3    Delivery
(a)    Any communication or document made or delivered by one person to another under or in connection with this Guarantee will only be effective, if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 10.2 (Addresses), if addressed to that department or officer.
(b)    Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent's signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).
(c)    All notices from or to each Guarantor shall be sent through the Security Agent.
(d)    Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
10.4    Electronic communication
(a)    Any communication or document to be made or delivered by one party to another under or in connection with this Guarantee may be made or delivered by electronic mail or other electronic means (including without limitation by way of posting to a secure website) if those two Parties:
(i)    notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)    notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.
(b)    Any such electronic communication or delivery as specified in paragraph (a) above to be made between a Guarantor and the Security Agent may only be made in that way to the extent that those two parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(c)    Any such electronic communication or document as specified in paragraph (a) above made or delivered by one party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Guarantor to the Security Agent only if it is addressed in such a manner as the Security Agent shall specify for this purpose.
(d)    Any electronic communication or document which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place in which the party to whom the relevant communication or document is sent or made available has its address for the purpose of this Guarantee shall be deemed only to become effective on the following day.
(e)    Any reference in this Guarantee to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 10.4.

10.5    English language
(a)    Any notice given under or in connection with this Guarantee must be in English.
(b)    All other documents provided under or in connection with this Guarantee must be:
(i)    in English; or
(ii)    if not in English, and if so required by the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
11.    GOVERNING LAW
This Guarantee and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this letter) are governed by English law.
12.    DISPUTE RESOLUTION
12.1    Governing Law
This Clause 12 (Dispute Resolution) and any non-contractual obligations arising out of or in connection with it shall be governed by and shall be construed in accordance with English law.
12.2    Arbitration
(a)    Subject to Clause 12.3 (Option to litigate), any dispute, claim, difference or controversy arising out of or in connection with this Guarantee (including a dispute relating to any noncontractual obligations arising out of or in connection with this Guarantee) (for the purpose of this Clause 12.2 (Arbitration), a "Dispute"), shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration ("LCIA") (for the purpose of this Clause 12.2 (Arbitration), the "Rules").
(b)    The Rules are deemed to be incorporated by reference into this Clause 12.2 (Arbitration) and capitalised terms used in this Clause 12.2 (Arbitration) which are not otherwise defined shall have the meaning given to them in the Rules.
(c)    The number of arbitrators shall be three. The claimant (or claimants jointly) will nominate one arbitrator for appointment by the LCIA Court. The respondent (or respondents jointly) will nominate one arbitrator for appointment by the LCIA Court. The LCIA Court will appoint the presiding arbitrator.

(d)    The seat or legal place of arbitration will be the DIFC and the language used in the arbitral proceedings shall be English. All documents submitted in connection with the proceedings shall be in English or, if in another language, accompanied by a certified English translation. The governing law of the arbitration shall be English law.
(e)    Service of any Request for Arbitration made pursuant to this Clause 12.2 (Arbitration) must be made pursuant to the Rules at the address given for sending of notices under Clause 10 (Notices).
(f)    Except as permitted under Clause 12.3 (Option to litigate), each Party agrees:
(i)    not to commence, procure or participate in, or otherwise be involved in, any action or proceeding of any court or other tribunal with respect to a matter which is already the subject of arbitral proceedings commenced pursuant to this Clause 12.2 (Arbitration) (except for compelling arbitration, restraining court proceedings brought in breach of this Guarantee or initiating actions to obtain a judgment recognising or enforcing an arbitral award or any order for conservatory or provisional measures); and
(ii)    to waive any right it may have to appeal any arbitral award or order, to the extent such waiver is permitted by law.
12.3    Option to litigate
(a)    Notwithstanding Clause 12.2 (Arbitration), the Secured Parties may bring court proceedings in accordance with the terms of this Clause 12.3 (Option to litigate) and may, before commencing arbitration proceedings or within 28 days of receipt of a Request for Arbitration, by notice in writing to the Guarantors, require that all Disputes or a specific Dispute be heard by a court of law ("Litigation Notice").
(b)    A Litigation Notice shall specify the following:
(i)    that a Dispute has arisen;
(ii)    the Parties involved in the Dispute; and
(iii)    the nature of the Dispute that the Party giving the Litigation Notice wishes to be heard by a court of law.
(c)    If a Litigation Notice is given by a Party entitled to give such notice under this Clause 12.3 (Option to litigate), the Parties agree that:
(i)    the Dispute to which the Litigation Notice refers will be determined in accordance with this Clause 12.3 (Option to litigate); and

(ii)    the Parties cannot commence arbitration proceedings in respect of the Dispute(s) specified in the Litigation Notice and any arbitration proceedings commenced by a Guarantor will be terminated.
(d)    Subject to Clause 12.2 (Arbitration), the Parties agree that the courts of the DIFC have exclusive jurisdiction to settle any Dispute. The Parties irrevocably submit to the jurisdiction of the courts of the DIFC and agree that the courts of the DIFC are the most appropriate and convenient courts to settle Disputes and accordingly waive objection to the courts of the DIFC on the grounds of inconvenient forum.
13.    SEVERABILITY
If a term of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:
(a)    the legality, validity or enforceability in that jurisdiction of any other term of this Guarantee; or
(b)    the legality, validity or enforceability in other jurisdictions of that or any other term of this Guarantee.
14.    COUNTERPARTS
This Guarantee may be executed in any number of counterparts, each of which is an original and all of which together evidence the same Guarantee.
15.    NON-RECOURSE LIABILITY
(a)    In this Clause, "Operative" means any individual which is a shareholder, officer, employee, servant, controlling person, executive, director, agent, authorised representative of any of the Borrower, the Holdco, any Sponsor, any Shareholder or any other Transaction Obligor (together, the "Operatives").
(b)    Notwithstanding any provision in the Finance Documents to the contrary, no Operative shall be personally liable for payments due hereunder or under any of the Finance Documents or for the performance of any obligation hereunder or thereunder, save, in relation to any Operative, pursuant to any Finance Document to which such Operative is party. The sole recourse of the Secured Parties for satisfaction of any of the obligations of each Guarantor hereunder and under the Finance Documents to which each Guarantor is a party shall be against such Guarantor, and not against any assets or property of any Operative save to the extent such Operative is party to a Finance Document and is expressed to be liable for such obligation thereunder.

16.    WAIVER OF IMMUNITY
In relation to this Guarantee, and to the extent permitted by law, the RAK Guarantor irrevocably waives and agrees not to raise, claim, or rely upon any and all immunity from:
(a)    the jurisdiction of any court or arbitral tribunal;
(b)    the recognition and enforcement of any judgment or arbitral award; and
(c)    interim measures and relief in any court or arbitration proceedings, including any prejudgment proceedings, attachments, and injunctions, to which it may be or become entitled in respect of itself and its assets.
THIS GUARANTEE has been signed by the Security Agent on behalf of the Secured Parties and executed as a deed by each Guarantor and is delivered by it as a deed on the date stated at the beginning of this Guarantee.

EXECUTION PAGE
GUARANTORS

EXECUTED AS A DEED by	)
THE GOVERNMENT OF RAS AL KHAIMAH (ACTING THROUGH THE INVESTMENT AND DEVELOPMENT OFFICE OF RAS AL KHAIMAH))
/s/ Sheikha Amneh Saud Al Qasimi	Signature of authorised signatory
Sheikha Amneh Saud Al Qasimi	Name of authorised signatory
In the presence of:
/s/ Laurent Hensby	Signature of witness
Laurent Hensby	Name of witness
Ras Al Khaimah	Address of witness
UAE

Address for notices for Guarantor:
The Government of the Emirate of Ras Al Khaimah acting through the Investment and Development Office
Government of Ras Al Khaimah
Investment and Development Office
P.O. Box 12222, Ras Al Khaimah, United Arab Emirates
Attention: [E-mail address redacted]

EXECUTED AS A DEED by	)
WYNN RESORTS, LIMITED a Nevada corporation	)
/s/ Julie Cameron-Doe	Signature of authorised signatory
Julie Cameron-Doe	Name of authorised signatory
In the presence of:
/s/ Andrea M. Johnson	Signature of witness
Andrea M. Johnson	Name of witness
[Address redacted]	Address of witness

Address for notices for Guarantor:
Wynn Resorts Limited 3131 Las Vegas Blvd South Las Vegas NV 89109 USA Attention: General Counsel / [E-mail address redacted]

SECURITY AGENT

For and on behalf of	)
FIRST ABU DHABI BANK PJSC	)
by its duly authorised officer	)
/s/ Urvi Widhani /s/ Praveen Damani	Signature of authorised signatory
Urvi Widhani Praveen Damani	Name of authorised signatory

Address for notices for Security Agent:
Address:     [Redacted]
Fax number:     [Redacted]
E-mail:     [Redacted]
Tel:         [Redacted]
Attention:     Urvi Widhani / Praveen Damani / Shabeer Musthafa MK